CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-185238 on Form N-1A of our report dated May 29, 2025, relating to the consolidated financial statements and consolidated financial highlights of Blackstone Alternative Multi-Strategy Fund and subsidiaries, one of the portfolios constituting the Blackstone Alternative Investment Funds, appearing in the Annual Report on Form N-CSR of Blackstone Alternative Investment Funds for the year ended March 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 29, 2025